UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

DYNACQ HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dynacq Healthcare, Inc. included the following supplement in the proxy materials sent to its shareholders on January 8, 2010. The supplement is also available on its website at http://www.dynacq.com/proxy.cfm.

SUPPLEMENT TO PROXY STATEMENT

On January 5, 2010, Dynacq Healthcare, Inc. was notified of the death of Mr. Earl R. Votaw, a director and nominee for re-election to the Board of Directors of the Company. Mr. Votaw was an important member of our Board of Directors, and we all will miss the valuable guidance he provided to the Company.

The Board of Directors decided on January 7, 2010 not to fill the vacancy in the Board created by the death of Mr. Votaw, but to reduce the size of the Board to six persons. As a result, all votes cast by shareholders, in person or by proxy, in the election of Mr. Votaw at the 2010 Annual Meeting of Shareholders will not be counted, and no nominations for election to the Board seat previously held by Mr. Votaw will be accepted at the meeting.

Because Mr. Votaw’s death occurred immediately prior to the mailing of these proxy materials and because the Company felt it was important to provide the information contained in the Proxy Statement and Annual Report to its shareholders in a timely manner, the proxy materials have not been changed to reflect these events.

January 8, 2010